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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*



                    TELELOGIC CONFIGURATION MANAGEMENT, INC.
                   (FORMERLY CONTINUUS SOFTWARE CORPORATION)
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   21218R 10 4
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)



        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)




----------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 21218R 10 4                       13G
          ---------------------

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brentwood Associates VI, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------



                                       2

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  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------



---------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 21218R 10 4                       13G
          ---------------------

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brentwood VI Ventures, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------



                                       4

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  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------



---------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a)    NAME OF ISSUER:

             Telelogic Configuration Management, Inc.
             (formerly Continuus Software Corporation)

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             9401 Jeronimo Road, Irvine, CA 92618

ITEM 2(a)    NAME OF PERSONS FILING:

             Brentwood Associates VI, L.P.
             Brentwood VI Ventures, L.P.

             The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 13, 2001 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025

ITEM 2(c)    CITIZENSHIP:

             Delaware

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(e)    CUSIP NUMBER:

             21218R 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

             N/A

ITEM 4       OWNERSHIP:

             (a)    Amount Beneficially Owned:

                        Brentwood Associates VI, L.P.: -0-
                        Brentwood VI Ventures, L.P.: -0-

             (b)    Percent of Class:



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                        Brentwood Associates VI, L.P.: 0.0%
                        Brentwood VI Ventures, L.P.: 0.0%

             (c)     Number of Shares as to which such person has:

                     (i)    sole power to vote or to direct the vote: N/A

                     (ii)   shared power to vote or direct the vote: N/A

                     (iii) sole power to dispose or to direct the disposition of: N/A

                     (iv) shared power to dispose or to direct the disposition of: N/A


ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             N/A

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             N/A

ITEM 10      CERTIFICATION:

             N/A



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                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:   February 13, 2001



                                     BRENTWOOD ASSOCIATES VI, L.P.,
                                     a Delaware limited partnership

                                     By: Brentwood VI Ventures, L.P.,
                                         a Delaware limited partnership
                                         Its:  General Partner


                                         By: /s/ G. Bradford Jones
                                             ----------------------------------
                                             G. Bradford Jones
                                             General Partner



                                     BRENTWOOD VI VENTURES, L.P.,
                                     a Delaware limited partnership

                                         By: /s/ G. Bradford Jones
                                             ----------------------------------
                                             G. Bradford Jones
                                             General Partner



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